American Telecom Services, Inc. Reports Fiscal Year End 2007 Results

City of Industry, California, October 1, 2007 - American Telecom Services Inc. (AMEX: TES), a provider of converged communications solutions, today announced its financial results for the fiscal year ending June 30, 2007.

For the fiscal year ended June 30, 2007, the company reports a net loss $20.3 million before charges of $0.4 million and $0.3 million for accrued Preferred Stock dividends and Accretion of Redeemable Preferred Stock or $3.12 per fully diluted share (based on 6.5 million  common shares outstanding), compared to a net loss for the year ended June 30, 2006 of $5.7 million, or $1.54 per fully diluted share (based on approximately 3.7 million shares weighted-average common shares outstanding) for the fiscal year ended June 30, 2006.  Inclusive of the above charges for dividends and accretion, net loss was $21.1 million, or  $3.24  per  share  (basic  and   diluted),   upon  gross   revenues  of $25.2  million and net revenues of $14.0 million (after  recognizing  rebates, other promotional  allowances, sales returns and a reserve for future sales returns {due to a refinement in the promotional programs} in accordance with GAAP) as compared to a net loss of approximately $5.7 million, or $1.54 per share (basic and diluted), upon gross revenues  of   approximately   $3.3  million for the fiscal year ended June 30, 2006. The opinion of the company’s independent registered public accountants in connection with the company’s financial statements for the 2007 fiscal year will contain an explanatory paragraph that, citing the company’s losses from operations and a stockholders’ deficiency, expresses substantial doubt about the company’s ability to continue as a going concern.  Management believes it can remediate this condition based on current operating plans which include, among other things, substantial reductions in promotional spending and planned product design enhancements that may materially improve gross margins in the coming quarters.  The Annual Report on Form 10-K will be filed within the next several days.

The cost of sales for fiscal 2007 was $14.7 million. On a GAAP basis, gross profit was $(0.7) million or (4.7%), down from 38.3% in the prior fiscal period. On a non GAAP basis, removing the effect of the $6.0 million of promotional expenses allocated to sales, gross profit margin was 26.6%, down from 41.9% in the previous fiscal year. Please see Exhibit 3 for a reconciliation of this non-GAAP measurement.

Management believes these non-GAAP measurements are valuable to convey the results of the operations because it allows for a clearer and more accurate representation of the way management measures its control of costs and supply chain efficiency as the company grows. Management regards the costs of rebates programs as promotional expenses which motivate channels to advertise our products and should be classed in selling expenses for the purpose of building distribution-consumer awareness-and contributing to the activation of service for future recurring revenue from some consumers.  A risk of this measurement is that it excludes the effects of discounts and promotional spending from revenue.

Total operating expenses in the 2007 fiscal year were $19.8 million, inclusive of $0.3 million of non-cash charges relating to share-based compensation granted to employees and non-employees for services compared to $4.7 million of operating expenses for the fiscal year ended June 30, 2006.  The company incurred $12.9 million in selling, marketing and development expenses during the fiscal year ended June 30, 2007 compared to $2.4 million in selling, marketing and development expenses last year.  General and administrative expenses for the fiscal year ended June 30, 2007 were $6.9 million, compared to $2.2 million in general and administrative expenses for the prior year.

The company concluded the fiscal year ended June 30, 2007 with $2.0 million in cash and cash equivalents compared to $12.4 million in cash and cash equivalents as of June 30, 2006.  The company ended the 2007 fiscal year with $2.4 million in accounts receivable, up from $1.0 million in fiscal 2006.  Prepaid expense at the end of 2007 was $2.4 million compared to $0.8 million in 2006.   The company has increased its inventory in anticipation of future orders as well as used its cash for future production and near term receipts of product in process and transit not included in the year-end inventory, to support future sales in an effort to reduce expedited/ air freight charges as incurred in prior quarters.    Working capital was $5.8 million as of June 30, 2007.

The company achieved several important milestones during fiscal 2007, including:

•	Revenue Growth – During fiscal 2007 American Telecom was able to grow gross revenues to approximately $25.2 million compared to approximately $3.3 million as of the end of the last fiscal year.

•
Net revenues for fiscal 2007, which recognized rebates, other promotional allowances, returns and a the additional provision for a  reserve for sales returns (due to a refinement in the promotional programs) in accordance with GAAP, were $14.0 million, up 350% compared to fiscal 2006 net revenue of $2.9 million.

During the third fiscal quarter, the company implemented refinements to its promotional program, which allowed for expanded distribution but modified the sales results at existing anchor channels. While the number of product models was expanded at specific accounts and is expected to remain stable, unit volume although acceptable, was reduced along with promotional activity in the existing channels. The company began a stock balancing program for specific existing channels in fiscal Q4 with the expectation of redistributing this product into expanded retail channels. The company recorded an additional returns reserve included in the fourth quarter numbers of approximately $2.4 million.  This reserve, which was a direct result of the change in promotional activity, represented about 10% of our gross sales and had a negative effect on the amount of net sales reported during the quarter.

The company has been able to expand the number of retail locations and has expectations that it will be effective in redistributing the recently returned inventory.  The company believes the ultimate result of this shift will be relatively neutral to revenue over time because while it will be selling fewer units per model, per store, to consumers, it will be selling into many more store locations.  Additionally, the company believes this planned refinement in its promotional policies will continue to allow it to improve its promotional expense ratio, which was already down to 27.3% of sales during the fourth quarter compared to 31.6% in the third quarter.

•
Retail Penetration - As of the end of the fiscal year, the company’s products were available in approximately 25,000 stores up from 9,500 stores at the beginning of the year. American Telecom’s products are now carried by some of the most important “e-tailers” and “brick and mortar” retailers in the country.

•
Focus on Recurring Revenue - In April, the company augmented its senior management team and implemented several programs to specifically improve the efficiency of its activation process and to increase the conversion into paid users of those people activating the promotional service.  In the past few months, the company has made significant strides toward converting those people activating the promotional service into paid users.

•
Substantial Improvements in Promotional/Rebates Expenses - The Company has refined its rebate policies, tying most programs to activations and in many cases to the customer actually providing credit card information and making a service purchase.  These changes have begun to pay off in significantly lower rebate and promotional expenses with the promotional expense ratio to sales falling to 27.3% in Q4 compared to 31.6% in Q3.  The company expects this ratio to continue to show improvement over the coming quarters due to these ongoing efforts and due to many of the newer retail relationships the company has established that do not use rebate programs to promote.

•
Standard Gross Margin - The Company has ended the fiscal year with a standard gross margin at 27%. During the fiscal period 2008 there will be a significant effort to increase gross margins. The company contemplates negotiating agreements with its manufacturers to incorporate a recently designed integrated circuit (chipset) into most of the company's handsets over time. If such agreements are successfully consummated, the company believes that these chipsets will reduce its costs and improve production lead times.

About American Telecom Services, Inc.

American Telecom Services, a leader in converged communications solutions, provides consumers with “Good Reasons to Pick-Up the Phone.” American Telecom Services combines new Interference Free DECT 6.0 feature rich telephones bundled with a variety of pre-paid long distance and Voice over Internet Protocol (VoIP or Internet Phone) calling plans designed to save consumers up to 60% on their telecom service costs. The company offers the only home phones bundled with Pay N' Talk prepaid residential long-distance services powered by IDT Telecom (patent-pending) and is the only provider of DigitalClear™ Internet phones that include an adapter and router built right into the base of the phones (patent-pending); Just “Plug In & Save!” The DigitalClear product line offers consumers the opportunity to save up to $500 on their phone services using phones bundled with Primus Lingo VoIP services. Consumers who do not possess high-speed Internet service at home can purchase the service with the only "ONE Box Solution" offered with all DigitalClear products. American Telecom Service's products are available nationally at more than 25,000 retail locations. Visit http://www.atsphone.com for company and product information.

Contact: Company	Investors:
Eddie James, CFO	Joe Noel
(678) 636-4394	(415) 710-5464
(925) 922-2560
Eddie.James@atsphone.com	jnoel@emerginggrow.com

Safe Harbor Statement

Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify those forward-looking statements by words such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of those words and some other comparable words. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those the company anticipates. Factors that could cause actual results to differ from those contained in the forward-looking statement include, but are not limited to, those risks and uncertainties described in the company's prospectus dated December 11, 2006 and the other reports and documents the company files from time to time with the Securities and Exchange Commission. Statements included in this press release are based upon information known to the company as of the date of this press release, and the company assumes no obligation to (and expressly disclaims any such obligation to) publicly update or alter its forward-looking statements made in this press release, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

EXHIBIT 1 -- BALANCE SHEET

	June 30, 2007	June 30, 2006
ASSETS
Current assets:
Cash and cash equivalents	$2,003,014	$12,372,765
Accounts receivable, net	2,403,743	1,060,968
Prepaid expenses and other	2,394,355	808,523
Inventory	6,642,325	2,181,019
Total current assets	13,443,437	16,423,275

Property and equipment, net	272,225	174,880
Deposit and other assets	365,740	75,391
Total assets	$14,081,402	$16,673,546

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,585,837	$372,916
Notes Payable	249,494
Accrued expenses	5,850,710	772,643
Accrued financing costs	—	157,871
Deferred revenue	—	57,263

Total current liabilities	7,686,041	1,360,693

Redeemable preferred stock	7,569,174	—

Convertible notes, net including interest payable of $0 and $75 (Note 9)	—	—
Total liabilities	7,686,041	1,360,693
Stockholders’ equity (deficit)
Preferred stock, $.001 par value, authorized 5,000,000 shares, issued and outstanding -0- shares	—	—
Common stock	6,503	6,503
Additional paid-in capital	25,048,837	21,239,702
Accumulated deficit	(26,229,153)	(5,933,352)

Total stockholders’ equity (deficit)	(1,173,813)	15,312,853

Total liabilities and stockholders’ equity (deficit)	$14,081,402	$16,673,546

EXHIBIT 2 -- CONSOLIDATED STATEMENT OF OPERATIONS

Certain reclassifications have been made for comparative purposes.

	For the Years Ended
	June 30,
	2007	2006	2005

Revenues
Gross Revenue	$25,159,747	$3,257,737
Rebates	(4,591,362)	(182,386)
Other Promotional Allowances	(1,379,035)
Provision for Sales Returns	(5,202,006)	(157,560)
Net revenue	$13,987,344	$2,917,791	$—

Costs of sales	14,649,175	1,801,565	—

Gross profit	(661,831)	1,116,226	—

Operating Expenses:
Selling, marketing and development	12,899,333	2,373,625	84,813
General and administrative	6,939,964	2,154,128	84,435

Total expenses	19,839,297	4,527,753	169,248

Operating loss	(20,501,128)	(3,411,527)	(169,248)

Other expenses (income):
Interest expense and bank charges	38,813	125,186	75
Interest income	(244,140)	(223,033)	—
Amortization of debt discounts and debt issuance costs	—	2,424,366	925
	—	—	—
Loss before provision for income taxes	(20,295,801)	(5,738,046)	(170,248)

Provision for income taxes	—	—	—

Net loss	$(20,295,801)	$(5,738,046)	$(170,248)
Preferred stock dividends	(419,443)	—	—
Accretion of redeemable preferred stock	(336,771)	—	—
Net loss attributed to common stockholders	$(21,052,015)	$(5,738,046)	$(170,248)
Net loss per common share:
Basic and diluted	(3.24)	(1.54)	(0.09)

Weighted average shares outstanding:
Basic and diluted	6,502,740	3,737,806	1,996,261

EXHIBIT 3 -- RECONCILIATION OF NON-GAAP MEASUREMENTS

	Fiscal Year Ended
GAAP to Adjusted Net Revenue	6/30/2007	6/30/2006
Net Revenue	$13,987,344	$2,917,791
Add Rebates Allocated to Revenue	4,591,362	182,386
Add Promotional Allowance in Revenue	1,379,035
Adjusted Net Revenue	$19,957,741	$3,100,177

	Fiscal Year Ended
GAAP to Adjusted Gross Margin	6/30/2007	6/30/2006
Gross Margin	$(661,831)	$1,116,226
as a % of Net Revenue	-4.7%	38.3%

Add Rebates Allocated to Revenue	4,591,362	182,386
Add Promotional Allowance in Revenue	1,379,035	—
Adjusted Gross Margin	$5,308,566	$1,298,612
as a % of Adjusted Net Revenue	26.6%	41.9%